Exhibit 10.15

ADDENDUM NO. 1 TO

LICENSE AGREEMENT

THIS ADDENDUM NO. 1 (the “Addendum”) to the License Agreement dated as of May 24, 2020 (the “Original Agreement”) is made effective as of May 24, 2020 (the “Effective Date”) by and between Processa Pharmaceuticals, Inc. a company organized under the laws of Delaware, having a business address at 7380 Coca Cola Drive, Suite 106, Hanover, MD 21076 (“Processa”), and Aposense Ltd., a company in Israel whose principal place of business is at 5-7 Ha’Odem St., Petach Tikva, Israel (“Aposense,” with each of Processa and Aposense being referred to in the singular as a “Party” and together as the “Parties”).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties here to agree as follows:

1.	Article V (Diligence) and Section 11.5 of the Original Agreement are deleted in their entirety and are of no force or effect.

2.	Section 6.1 and Section 6.2 of the Original Agreement are amended such that references to the date of issuance of the Six Hundred and Twenty-Five Thousand (625,000) shares of common stock issuable to Aposense under Section 6.1, shall be replaced with the date October 6, 2020.

3.	Section 10.2 of the Original Agreement is amended to add a new subsection (e) as follows:

(e) any Taxes that are required under applicable Law to be deducted and withheld from any payment (in cash or shares of common stock) made to Aposense by Processa under this Agreement.

4.	The Original Agreement is amended to add a new Section 12.14 as follows:

12.14 Tax Withholding. In the event that Processa or any Affiliate is required under applicable Law to deduct and withhold any Taxes from any payment (in cash or shares of common stock) made to Aposense by Processa under this Agreement and Processa does not deduct and withhold such amounts at the time of such payment, Processa or any Affiliate, as applicable, may, and is hereby authorized to, at any time and from time to time, to the fullest extent permitted by law, set off and apply any and all amounts and obligations at any time owing by Processa or any Affiliate to or for the credit or the account of Aposense against any and all obligations of Aposense to reimburse (including by selling or retiring the Pledged Shares, as defined below) or indemnify Processa or any Affiliate for such Tax amount. Should any payment required to be made to Aposense in accordance with the provisions of this Agreement be subject to such withholding requirements under applicable Law, Processa shall inform Aposense of such withholding requirement in advance of such payment to be made by Processa to Aposense hereunder, so as to allow Aposense to obtain and provide Processa with an appropriate opinion from a reputable accounting firm confirming that no withholding should apply. No withholding shall be made if an exemption is timely obtained and for as long as such exemption is valid or if such opinion is accepted by Processa. The rights of Processa and its Affiliates under this Section 12.14 are in addition to the other rights and remedies which the Processa or its Affiliates may have under this Agreement or any law or otherwise.

5.	Notwithstanding the provisions of Section 12.14 of the Agreement it is hereby acknowledged that immediately prior to the execution of this Addendum, Processa has received a satisfactory opinion from Ernst & Young, and that accordingly, subject to the provisions of Section 12.15, no withholding shall be made in connection with the issuance of shares of common stock issuable to Aposense under Section 6.1.

6.	The Original Agreement is amended to add a new Section 12.15 as follows:

12.15 Stock Pledge. Aposense hereby pledges, grants a security interest in, assigns, transfers and delivers unto Processa Fifty Thousand (50,000) shares of common stock issuable to Aposense under Section 6.1 (the “Pledged Shares”) as collateral security for the payment and performance of any Tax payments required to be paid by Processa on behalf of Aposense as a result of this Agreement and the transactions contemplated hereby and the related indemnification obligations set forth in Section 10.2(e) (collectively, the “Obligations”). Processa shall be entitled, upon prior notice to Aposense, and without necessity for legal proceedings, to sell any or all of the Pledged Shares (or retire such Pledged Shares with the per share value of such shares being assigned the volume weighted average closing price of the shares on the five trading days immediately prior to such retirement) and, if any of the Obligations remains unsatisfied following such foreclosure, to seek payment of such unsatisfied amount from Aposense. In addition, and not by way of limitation of the foregoing, Processa shall have any or all remedies provided by law, including, but not limited to, all rights and powers of a secured party. Aposense agrees to promptly take any actions reasonably requested by Processa in order facilitate Processa executing its rights hereunder, including the delivery by Aposense to Processa of all original certificates representing the Pledged Shares, together with duly executed in blank, undated stock powers. This pledge shall terminate on January 1, 2023 and the Pledged Shares remaining, if any, shall be promptly delivered to Aposense.

7.	Delivery of Original Certificates and Stock Powers. Simultaneously with the execution of this Addendum, Processa shall retain an original certificate representing the Pledged Shares, together with a duly executed in blank, undated stock powers, in the form attached hereto as Exhibit A.

8.	No Other Changes. Except as otherwise expressly provided herein, this Addendum does not alter, amend, or modify the remaining terms of the Original Agreement. All of the terms of the Original Agreement, as amended, not hereby amended, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Parties have hereunto signed this Addendum in their official capacities to be effective as of the Effective Date.

PROCESSA PHARMACEUTICALS, INC.		APOSENSE LTD.

By:		By:
Name:	James Stanker	Name:	Yuval Gottenstein
Title:	CFO	Title:	CEO

Exhibit A

Stock Power

STOCK TRANSFER POWER

FOR VALUE RECEIVED, APOSENSE LTD, hereby sells, assigns and transfers unto _____________________________________________, Fifty Thousand (50,000) shares of common stock in PROCESSA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), standing in its name on the books of the Company represented by Certificate No(s). _____________ herewith, and does hereby irrevocably constitute and appoint ______________________________ attorney to transfer such shares on the books of the Company with full power of substitution in the premises.

Dated: ___________________________

APOSENSE LTD

By:
Name:	Yuval Gottenstein
Its:	Chief Executive Officer